Exhibit 10

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         BT ORLANDO LIMITED PARTNERSHIP


         THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is made and entered into at Orlando, Florida, as of the 1st day of August, 2001, among BEF, INC., a Tennessee corporation ("BEFI"), and BRENNAND-PAIGE INDUSTRIES, INC., a Delaware corporation ("BRENNAND") (individually, a "General Partner" and collectively, the "General Partners") and BT PARTNERSHIP, a Tennessee general partnership ("BT") and EST ORLANDO, LTD., a Florida limited partnership ("EST") ("Limited Partners") (the General Partners and the Limited Partners are sometimes hereinafter collectively referred to as the "Partners").

         WHEREAS, the Partners (as of May 20, 1996) entered into that certain Agreement of Limited Agreement of BT Orlando Limited Partnership (the "Original Partnership Agreement");

         WHEREAS, the Original Partnership Agreement has been subject to five formal amendments (dated July ___, 1996, May 20, 1998, December 31, 1998, June 30, 1999 and August 11, 1999) and one letter agreement amendment (dated March 27, 2000) (collectively, the "Amendments");

         WHEREAS, BT Orlando Limited Partnership (the "Partnership") closed on construction financing for a portion of the Project (as defined below) on September 3, 1999 (the "Initial Financing") and on or about the date of execution of this Agreement will close on financing (the "2001 Financing") which is intended, together with additional funds provided by the Partners as provided herein, to provide funds necessary for completion of the Project;

         WHEREAS, certain of the Partners have (since the date of the Original Partnership Agreement) provided additional funds to the Partnership and additional guarantees and collateral in connection with the Initial Financing and the 2001 Financing;

         WHEREAS, the Partners desire to further amend certain provisions of the partnership agreement in connection with the provision of additional collateral, guaranties and funds to the Partnership, in order to consolidate the provisions of the Amendments into one document, and to eliminate certain provisions of the Original Partnership Agreement and the Amendments which are no longer applicable;

         NOW, THEREFORE, for and in consideration of the mutual covenants and understandings between the parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto hereby agree to amend and restate the Original Partnership Agreement and the Amendments into one document, hereinafter

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referred to as the Amended and Restated Agreement of Limited Partnership of BT
Orlando Limited Partnership (the "Agreement"), upon the following terms and conditions:

                                    ARTICLE I

                                  ORGANIZATION

         Section 1.1 Formation and Name. The Partners have formed a Limited Partnership under the Revised Uniform Limited Partnership Act as adopted in the State of Florida, Florida Statutes ss.620.101 (the "Act") under the name and style of BT ORLANDO LIMITED PARTNERSHIP (hereinafter referred to as the "Partnership").

         Section 1.2 Certificate of Limited Partnership. (a) The Administrative General Partner has caused a Certificate of Limited Partnership as described in ss.620.108 of the Act (the "Certificate") to be filed in the Office of the Secretary of State of Florida in accordance with the Act on June 18, 1996. The Administrative General Partner has caused a certified copy of the Certificate to be recorded with the Secretary of State in Tallahassee.

         (a) Upon dissolution of the Partnership, the General Partners shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act.

                                   ARTICLE II

            CHARACTER, PLACE OF BUSINESS, REGISTERED AGENT AND OFFICE
                         TERM OF PARTNERSHIP AND PARTNER

         Section 2.1 Partnership Business. The business of the Partnership is to:

         (a) Acquire approximately 140 commercially zoned acres in Orlando, Florida (as described by metes and bounds in Exhibit A hereto) and develop, construct, operate and lease thereon a retail/entertainment/ shopping center complex consisting of at least 900,000 square feet (the "Project").

         (b) Engage in such other activities as are related or incidental to the foregoing purposes.

Any and all of the property as may from time to time be owned by the Partnership shall hereinafter be referred to as the "Property."



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

         Section 2.2 Place of Business. The principal office of the Partnership shall be located at 100 Peabody Place, Suite 1400, Memphis, Tennessee 38103, or at such other substituted or additional places of business in the State of Tennessee or elsewhere as may be designated by the General Partners.

         Section 2.3 Registered Agent and Office for Service of Process. The registered agent and office for the Partnership for service of process and maintenance of records required to be maintained under ss.620.106 of the Act shall be Corporation Company of Miami, 201 South Biscayne Boulevard, 1600 Miami Center, Miami, Florida 33131.

         Section 2.4 Term. The Partnership shall continue for a term ending December 31, 2055, unless earlier dissolved and terminated pursuant to the Act or pursuant to any other provisions of this Agreement.

         Section 2.5 Name and Address of General Partners. The General Partners of the Partnership and its address and the number of Units owned by it are as follows:

                                                                Units
                                                                -----

         BEF, Inc.                                                1
         100 Peabody Place, Suite 1400
         Memphis, Tennessee  38103

         Brennand-Paige Industries, Inc.                         35
         c/o Thackeray Corporation
         509 Madison Avenue, Suite 1714
         New York, New York  10022

         Section 2.6 Name and Address of Limited Partners. The Limited Partners and their addresses and the number of Units owned by them are as follows:

                                                              Units
                                                              -----

         BT Partnership                                       41.28
         100 Peabody Place, Suite 1400
         Memphis, Tennessee  38103

         EST Orlando, Ltd.                                    22.72
         5211 International Drive
         Orlando, Florida  32819


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

                                   ARTICLE III

                                   DEFINITIONS

         Section 3.1 "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

         (a) Credit to such Capital Account any amount which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(i) and 1.704-2(i)(5); and

         (b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         Section 3.2 "Preferred Partnership Capital" means, as of any day, a Partner's Capital Contributions adjusted as follows:

         (a) Increased by the amount of any Partnership liabilities which, in connection with distributions pursuant to Section 6.1 hereof, are assumed by such Partner or are secured by any Partnership property distributed to such Partner, and

         (b) Reduced by the amount of cash and fair market value of any Partnership property distributed to such Partner pursuant to (i) Section 6.2(a)(iv) distributions resulting from Section 5.4(b) allocations or (ii)
Section 6.2(a)(v) and 6.2(b)(v) distributions and the amount of liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                  In no event shall distributions of Net Cash Flow From Operations reduce the amount of Preferred Partnership Capital or otherwise be construed as a return of or payment in reduction of a Partner's Preferred Partnership Capital, nor shall any revaluation of the Property (for federal income tax purposes or otherwise) reduce or in any way affect the amount, balance or computation of "Preferred Partnership Capital." A change in the "Gross Asset Value" of any Partnership property will not, in any event, decrease Preferred Partnership Capital.

                  In the event any Partner transfers all or any portion of its Units in accordance with the terms of this Agreement, its transferee shall succeed to such portion of the Preferred Partnership Capital of the transferor as is agreed in writing between the transferor and the transferee.


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

         Section 3.3 "Additional Preferred Capital" means, with respect to any Partner, Capital Contributions made by such Partner after the date hereof in accordance with the provisions of Article IV in excess of those Capital Contributions contemplated to be made by the Partners consistent with total development cost reflected in the agreed Budget as set forth on Exhibit "B" (funds necessary to cover increases in total development cost or operating losses), reduced by the amount of cash and fair market value of any Partnership property distributed to such Partner pursuant to 6.2(a)(i) and 6.2(b)(i) (from Net Cash From Sales or Refinancing attributable to sale or refinancing of the Property). The Partners acknowledge that, since the date of the Original Partnership Agreement, the Partners have contributed substantial additional funds to the Partnership and, except as otherwise provided herein (i.e., to the extent additional Partner Capital Contributions are necessary in order to cover increases in total development costs over those reflected in the agreed Budget as set forth on Exhibit "B" or to cover operating losses), all such funds constitute Preferred Partnership Capital hereunder and do not constitute "Additional Preferred Capital".

         Section 3.4 "Additional Preferred Capital Preferred Return" means for each fiscal year of the Partnership commencing with the date hereof, an amount equal to 9% per annum of the Additional Preferred Capital, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Additional Preferred Capital Preferred Return is being computed, cumulative but not compounded.

         Section 3.5 "Additional Preferred Capital Preferred Return Arrearage" means, for a fiscal period of the Partnership, an amount equal to the excess, if any, of the aggregate of the Additional Preferred Capital Preferred Return for all prior fiscal periods of the Partnership, over the Additional Preferred Capital Preferred Return actually distributed to the Partners for such prior fiscal periods.

         Section 3.6 "Affiliate" means with respect to any individual, partnership, corporation, trust or other entity (collectively, "Person"), (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interest of such Person, (iii) any officer, director or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10 %) or more of the voting interest of any Person described in clauses (i) through (iii) of this sentence, or (v) any Person who is a member of such Person's family. For purposes of the preceding sentence, "family" shall include a Person's spouse, lineal ascendants, descendants, siblings, and lineal ascendants and descendants of such siblings or spouse. For purposes of this definition, the term "controls," "is controlled by" or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the term "control" shall also mean the control of beneficial ownership of ten percent (10%) or more of the outstanding voting securities or control of the entity referred to. With respect to BEFI and BT, "Affiliate" shall be defined to include any Person which is an Affiliate of Jack A. Belz or Lothar Estein.


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

         Section 3.7 "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

         (a) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.3 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

         (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.3 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

         (c) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partners, or Limited Partners), are computed in order to comply with such Regulations, the General Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner pursuant to the terms hereof upon the dissolution of the Partnership or otherwise.

         Section 3.8 "Capital Contributions" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner. Any contributions during a calendar month shall not be deemed made until the last day of the month. As of the date hereof, the Capital Contributions of the Partners are as set forth on Exhibit "A" attached hereto. Brennand has caused Thackeray Corporation ("Thackeray"), in connection with closing of the Initial Financing and again pursuant to the 2001 Financing, to mortgage the approximately 78 acres of land adjacent to the Project (the "Phase II Land") in favor of the lenders under such financings. Such mortgage does not constitute a Capital Contribution by either Brennand or Thackeray for purposes of this Agreement.

         Section 3.9 "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

         Section 3.10 "Cumulative Preferred Return" means, for each of the Partners, the amount specified on Exhibit "A" attached hereto. The amounts


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

reflected on Exhibit "A" adjust and recalculate the amounts of Cumulative Preferred Return accruing to the Partners under the Original Partnership Agreement and the Amendments. No additional Cumulative Preferred Return will accrue on the Partnership's Preferred Partnership Capital. A Partner's Cumulative Preferred Return shall be reduced by the amount of cash and fair market value of any Partnership property distributed to such Partner pursuant to
Section 6.1 or 6.2 in repayment of such Partner's Cumulative Preferred Return.

         Section 3.11 "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partners.

         Section 3.12 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for .federal income tax purposes, except as follows:

         (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partners; provided that, if the contributing Partner is a General Partner, the determination of the gross fair market value of a contributed asset shall require the consent of the other General Partner and Limited Partners holding a majority of the Limited Partnership Units;

         (b) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partners, as of the following times: (x) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (y) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (z) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (x) and (y) above shall be made only if the General Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partner in the Partnership;

         (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; provided that, if the distributee is a General Partner, the determination of the fair market value of the distributed asset shall require the consent of the other General Partner and Limited Partners holding a majority of the Units; and



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

         (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 3.12(a), Section 3.12(b) or Section 3.12(d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing profits and losses. In no event shall any adjustment to the Gross Asset Value of any Partnership asset decrease the amount of any Partner's Preferred Partnership Capital.

         Section 3.13 "Net Cash Flow From Operations" for any fiscal period shall mean the gross cash receipts from Partnership operations (excluding receipts from loans, Capital Contributions or Net Cash From Sales or Refinancing) less the portion thereof used to pay, or establish reserves for, all Partnership expenses, debt service payments, capital improvements, replacements and contingencies, all as determined by the General Partners. Net Cash Flow From Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this Section 3.13.

         Section 3.14 "Net Cash From Sales or Refinancing" shall mean the net cash receipts from all sales and other dispositions and all financing or refinancing of Property, or any part thereof. All Net Cash From Sales or Refinancings shall be distributed to the Partners as set forth in Section 6.2, unless the General Partners agree to establish or increase reserves for contingent liabilities. Net Cash From Sales or Refinancings shall be increased by any reduction of reserves previously established pursuant to the preceding sentence. Net Cash From Sales or Refinancing shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with a sale or other disposition of Property.

         Section 3.15 "Net Profits and Net Losses" shall mean the net income or net loss, respectively, of the Partnership for federal income tax purposes, including, without limitation, allocations to the Partnership of net income and net loss, as determined by the Partnership's accountants, and as agreed by the General Partners as set forth in Section 5.8.

         Section 3.16 "Regulations" means regulations promulgated by the United States Department of the Treasury under authority of the Code.

                                   ARTICLE IV

                         CAPITAL CONTRIBUTIONS AND LOANS

         Section 4.1 Capitalization. The capital of the Partnership shall consist of (a) the Preferred Partnership Capital, (b) the Additional Preferred Capital, and (c) One Hundred (100) Partnership Units consisting of thirty-six
(36) General Partnership Units ("General Partnership Units") and sixty-four (64) Limited Partnership Units ("Limited Partnership Units"), all of which are hereinafter


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

collectively referred to as "Units" and sometimes, where the context so allows, individually, as a "Unit."

         Section 4.2 Payment for the Units. The Partners have contributed as their Capital Contributions to the Partnership all of their right, title and interest in and to the property or cash described in Exhibit A attached hereto and made a part hereof by this reference. The Partners agree that the land described in Exhibit A has (for purposes of this Agreement) the Gross Asset Value listed opposite such property and that each Partner's Capital Account has been credited with Capital Contributions listed opposite its name in Exhibit A. Title to the land was contributed by Brennand to the Partnership simultaneously with the closing of the Initial Financing loan.

         Section 4.3 Additional Capital Contributions.

         (a) Additional Contributions. Except as provided herein, no Partner shall be required to contribute additional capital to the Partnership. BEFI, BT and EST have contributed the cost of Partnership preconstruction/preclosing expenses associated with the development of the Project, including but not limited to, planning, engineering, environmental testing, insurance, legal, permitting, appraisal, construction loan application, financing and mortgage brokerage fees, marketing and management costs. Brennand has contributed the real estate taxes on the Property incurred by Brennand from the date of the Original Partnership Agreement until the Property was transferred to the Partnership, and has contributed certain pre-construction/pre-closing expenses associated with the development of the Project, pertaining to the waiver of the "Development of Regional Impact" process. Since the inception of the Partnership, Brennand, BEFI, BT and EST have contributed additional funds to the Partnership (although not required to do so) in connection with the development of the Project. The Partners agree that all of the foregoing amounts funded pursuant to this first paragraph of Section 4.3(a) shall constitute Capital Contributions and Preferred Partnership Capital for all purposes under this Agreement, and such amounts are included in the amounts reflected on Exhibit "A" hereto. Construction financing is to be obtained to finance both the hard and soft construction costs of the Project. BEFI shall use its best efforts to secure construction financing for the Project, subject to the approval of Brennand.

         Additional Capital Contributions may only be called for and required by agreement of both of the General Partners by written demand upon the Partners from time to time to fund net operating losses of the Partnership or for any other purpose deemed appropriate by the General Partners in their reasonable discretion. Such Additional Capital Contributions shall be payable in proportion to the number of Units owned by each Partner.

         Due to restrictions imposed by the 2001 Financing, and restrictions expected to be imposed in connection with any further financing or refinancing of the Project, the Partners agree that any additional funds provided by any Partner to the Partnership shall constitute Capital Contributions and not loans or indebtedness. The Partners agree that no additional funds will be contributed by any Partner to the Partnership without the consent of both General Partners, which consent shall not be unreasonably withheld. Any such permitted additional Capital Contributions in excess of that amount of Capital Contributions contemplated by the revised development budget set forth in Exhibit "B" (funds


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necessary to cover increases in total development cost or operating losses) are defined herein as "Additional Preferred Capital". To clarify, Capital Contributions required of all the Partners may only be made with the consent of both General Partners (such consent to be granted or withheld in their reasonable discretion); however, additional funds may be contributed by any Partner (without contribution by other Partners) with the consent of both General Partners, which consent shall not be unreasonably withheld by either General Partner.

         (b) Indemnification/Contribution. In the event that any lender with respect to the Project requires the guarantee of any Partner for any debt of the Partnership, all Partners shall guarantee such debt. To the extent any Partner is ultimately responsible for payment of any portion of any Partnership debt in excess of his proportionate share thereof determined by reference to the number of Units owned by such Partner ("Excess Share"), such Partner shall be entitled to rights of indemnity and contribution from the other Partners to the extent of such Excess Share, so that each Partner ultimately bears responsibility for such debt in proportion to the number of Units owned by such Partner. Similar provisions shall apply in the event that any Affiliate of a Partner is ultimately responsible for payment of any portion of any Partnership debt in excess of the proportionate share of each Partner to which such Person is an Affiliate.

                  In the event payments are made by or on behalf of any Partner in order to satisfy the outstanding principal indebtedness of (or any portion or portions thereof) the 2001 Financing upon maturity, payments of such amounts shall be governed by Section 4.3(b) of the Agreement, as though such payments were made pursuant to guaranties of such indebtedness. For purposes of the foregoing, in the event all or any portion of the Phase II Land is taken by the lenders in full or partial satisfaction of the 2001 Financing (either by foreclosure, deed in lieu of foreclosure or otherwise), such event shall constitute a payment made by or on behalf of Brennand in the amount of the fair market value of the Phase II Land so taken. In such event, the fair market value of such 78 acres (or portions thereof) shall be determined in the same manner as set forth below in this Section 4.3(b) pertaining to the determination of fair market value (that is, as agreed between BEFI and Brennand, or if they do not agree, by real estate appraisers as set forth below).

                  The Partners acknowledge that BT Partnership or its Affiliate will deposit a $2,500,000 letter of credit with Bank of America as part of the collateral for the 2001 Financing, and that BT Partnership or its Affiliate will guarantee $ (to be determined) of indebtedness owed by RJSS Orlando, LLC ("Ron Jon") in connection with Ron Jon's construction of its commercial space comprising a portion of the Project. In the event that the aforementioned letter of credit is drawn upon by the lenders or BT Partnership or its Affiliate are required to pay any amounts in connection with the guaranty of the Ron Jon indebtedness, any such payments shall be covered by the indemnification/contribution provisions of this Section 4.3(b).

                  In the event Section 4.3(b) becomes operative due to payments being made attributable to guaranties of Partnership Indebtedness, the indemnification/contribution obligations set forth herein shall not become operative if each Partner pay its pro rata share of the amounts referenced therein.



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                  In the event the indemnification/contribution obligation set forth herein become operative, then with respect to the "Excess Share" of any Partner, such Excess Share shall be treated (for purposes of computing the amount repayable hereunder) as a loan by such Partner to the other Partners, bearing interest (cumulative but not compounded) at the rate of 9% per annum. Any indemnification/contribution obligation of any Partner hereunder shall (except as otherwise set forth herein) be payable sixty (60) days after payment by a Partner to a third party giving rise to such indemnification/contribution obligation. Such indemnification/contribution obligation shall be paid (to the extent of available funds) from the other Partners' share of Net Cash Flow From Operations and/or Net Cash From Sales or Refinancing otherwise distributable to the Partner(s) liable for such indemnification/contribution obligation; provided, however, if no such distributions are available, such payment obligation shall be payable within the aforementioned sixty (60) day period.

                  The parties agree that the obligation of Brennand and Thackeray (Thackeray's obligation as set forth in that certain agreement dated as of even date hereof by and between Belz Investco L.P., Union Realty Company, Ltd. and Thackeray) to pay cash under Section 4.3(b) is limited to an amount which, after such payment, leaves Thackeray with $1,500,000 of cash (the "$1.5 million Limit"). In the event Brennand and Thackeray do not fully satisfy their indemnification/contribution obligation under Section 4.3(b) with a cash payment due to the foregoing $1.5 million Limit, then the parties agree as follows:

                  (i) The parties shall have the right, on mutually agreeable terms, for a period of one year commencing with payment giving rise to the indemnification/contribution obligation of Brennand and Thackeray, to attempt to sell the Property. In the event of such sale, the first proceeds therefrom shall be distributed to the Partners in such manner so as to satisfy the indemnification/contribution obligations of the Partners under Section 4.3(b). Thereafter, any remaining proceeds from such sale shall be distributed as set forth in this Agreement.

                  (ii) If, after the expiration of the one year period referenced above, the parties cannot agree on mutually agreeable terms on which to sell the Property, BEFI shall have the right, for a period of one year commencing after expiration of the one year period referenced in (i) above, to attempt to sell the Property for an amount not less than ninety percent (90%) of the Property's fair market value.

                        The term "fair market value" shall mean the highest and best use of the Property, as improved to the date of the determination of such value, with neither buyer or seller being under any compulsion to either purchase or sell the Property, with such value determined as though the Property was clear of all liens and encumbrances.

                        The fair market value of the Property shall be determined as follows. First, BEFI and Brennand may agree as to the fair market value of the Property. If BEFI and Brennand do not so agree, then each shall engage the services of a certified real property appraiser familiar with the Orlando, Florida real estate market ("Appraiser") to determine the fair market value of the Property. If the appraised fair market value as determined by the two Appraisers are within ten percent (10%), then the average of such two values shall be the fair market value of the Property. If the appraised fair market values of the two Appraisers are not within ten percent (10%) of each other,


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

then the two Appraisers shall engage the services of a third Appraiser to determine the fair market value of the Property. If the value of the Property as determined by the third Appraiser is between the determinations of value as set forth by the first Appraisers, then the determination of value by the third Appraiser shall be conclusive; if the determination of value by the third Appraiser is not between the values as determined by the first two Appraisers, then the average of the values as determined by the three Appraisers shall conclusively be the fair market value of the Property.

                  (iii) If, after the expiration of the one-year periods referenced above in (i) and (ii), the parties are unable to sell the Property comprised of the Project and any unimproved real estate owned by the Partnership, the parties shall then (and only then) be entitled to fully enforce their indemnity rights under Section 4.3(b) of the Agreement. In such instance, the $1.5 million Limit shall not be applicable. In enforcing such rights, the parties agree that the restrictions imposed by the Agreement applicable to sales or other transfers of interests in the Partnership shall not operate so as to restrict the rights of enforcement hereunder. To the extent legally permissible, the parties agree that enforcement of indemnity or contribution rights hereunder shall include the right to proceed directly against interests in the Partnership held by the parties, and to the maximum extent permissible under applicable law, include the right to foreclose upon and acquire the interest of a party in the Partnership.

                  (iv) If, at the end of either of the one-year periods referenced above, a binding contract (subject to normal closing conditions and providing for closing within a reasonable period of time) to sell the Property referenced above is in place, then the one-year period referenced in (i) or (ii) above shall be extended until the date of closing under such binding contract.

         Brennand agrees, that until such time as it fully satisfies its indemnification/contribution obligation referenced herein (to the extent such obligation is outstanding), that neither Brennand nor Thackeray shall permit the sale or encumbrance of any portion of the 78 acres comprising the Phase II Land, unless as part of such transaction the indemnification/contribution obligation of Brennand hereunder (to the extent outstanding) is fully satisfied.

         Upon maturity of the 2001 Financing (as such financing may be extended with the consent of the lenders), if the Partnership has not secured replacement financing for such financing, Brennand may (in its sole discretion) require the following to occur:

                  (i) If the loan documents evidencing the 2001 Refinancing provide for a release mechanism and price pursuant to which a payment of less than the full outstanding balance thereof is required in order to release the Phase II Land from the mortgages securing the repayment of the 2001 Financing, then upon Brennand's request, each of the parties shall cause to be paid to the lender its proportionate share of such release price, determined by reference to the number of Units owned by each party in the Partnership. In such instance, the $1.5 million Limit should not be applicable.

                  (ii) The parties acknowledge and agree that no Partner shall unilaterally repay or satisfy the outstanding balance of the 2001 Financing (or any replacement financing thereof) prior to its maturity without first affording

Brennand the reasonable opportunity to exercise its rights under (i) above.

         (b) Failure to Contribute. In the event additional capital is required pursuant to a capital call made by both General Partners upon all the Partners pursuant to Section 4.3(a) hereof and a Partner (the "Non-Contributing Partner") fails to contribute its entire proportionate share within thirty (30) days of notice that such is due, then the other contributing Partners ("Contributing Partners") and the Partnership shall have the following remedies in addition to an action against the Non-Contributing Partner for the amount due:

                  (i) The Contributing Partners may loan to the Non-Contributing Partner (for re-contribution to the Partnership) the amount which the Non-Contributing Partner has failed to contribute, which loan shall be repaid with interest at a variable rate equal to the base rate as set from time to time by Citibank, N.A., or its successor in interest, plus four percent (4%), or, if lower, the highest rate permitted by applicable law, from the sums which would otherwise be distributed to the Non-Contributing Partner pursuant to Article VI prior to any distribution to the Non-Contributing Partner; provided, however, that at any time such loan has been outstanding for six months, any Partner who loaned funds may notify the Non-Contributing Partner that it is converting such loan, in the amount of the unpaid principal and interest at that time outstanding on the loan, to Capital Contributions to the Partnership. If the Non-Contributing Partner does not contribute to the Partnership the amount necessary to repay the outstanding loan balance to the Contributing Partner within fifteen (15) days of receipt of the notice specified above, the loan shall be converted to Capital Contributions to the Partnership if the Contributing Partner so elects, and the Partnership interests will be redetermined by issuing additional Units in the Partnership (which Units shall be General Partnership Units or Limited Partnership Units, according to whether the Contributing Partner is a General or a Limited Partner) or cancel Units in such amounts so that each Partner's interest in the Partnership shall be in proportion to each Partner's total Capital Contributions; provided, for these calculations, Preferred Partnership Capital and Additional Preferred Capital shall not be deemed to be Capital Contributions.

                  (ii) The Contributing Partners may arrange for a third-party loan to the Partnership upon such commercially reasonable terms as may be negotiated between the lender and the Contributing Partners, which loan shall be repaid in the manner described in subparagraph (i) immediately above.

         Section 4.4 Third Party Creditors. The foregoing provisions of this
Article IV pertaining to the obligation of the Partners to contribute additional funds to the Partnership are solely and exclusively for the benefit of the parties to this Agreement, and are not intended for the benefit of (and shall not be enforceable by) any third party creditor of the Partnership. In particular, in the event (pursuant to the terms of the 2001 Financing or otherwise) that the interests in the Partnership of the General Partner (or the stock in such General Partners) are pledged as collateral, and as a result of foreclosure or realization upon such collateral BEFI and Brennand are no longer the General Partners in the Partnership (or, alternatively, the shareholders of BEFI and Brennand as of the date of this Agreement are replaced by the lenders or their representatives or Affiliates), then in any of such events the provisions of this Article IV pertaining to the ability of the General Partners to call for and require additional Capital Contributions of the Partners shall null and void and of no further force or effect.

                                    ARTICLE V

                                 PROFIT AND LOSS

Section 5.1 Allocation of Net Profit. After giving effect to the special allocations set forth in Section 5.3 hereof, the Partnership's net profits for any fiscal year shall be allocated in the following order and priority:

         (a) First, prorata to the Partners (in proportion to the respective amount of losses being offset) in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Section 5.2(b) for all prior fiscal years over (ii) the cumulative profits allocated pursuant to this Section 5.1
(a) for all prior periods.

         (b) The balance, to the Partners proportionate to their ownership of Units.

         Section 5.2 Allocation of Net Losses. After giving effect to the special allocations set forth in Section 5.3 hereof, the Partnership's net losses for any fiscal year shall be allocated in the following order and priority:

         (a) First, to the extent profits have been allocated pursuant to
Section 5.1 (b) hereof for any prior year, losses shall be allocated to offset any profits allocated pursuant to Section 5.1(b) hereof (pro rata among the Partners in proportion to their shares of the profits being offset). To the extent any allocations of profits are offset pursuant to this Section 5.2(a), such allocations shall be disregarded for purposes of computing subsequent allocations pursuant to this Section 5.

         (b) The balance, to the Partners proportionate to their ownership of Units.

         (c) The losses allocated pursuant to Section 5.2(a) and (b) hereof shall not exceed the maximum amount of losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Partners will have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to Section 5.2(a) or (b) hereof, the limitations set forth in this
Section 5.2(c) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible losses to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All losses in excess of the limitations set forth in this Section 5.2(c) shall be allocated to the General Partners proportionate to the number of Units owned by each General Partner.

         Section 5.3 Special Allocations. The following special allocations shall be made in the following order of priority:

         (a) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.3(a) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made and as if this Section 5.3(a) were not in the Agreement.

         (b) Special Allocations. In the event the Partnership incurs "non-recourse debt" or "partner non-recourse debt" and allocates "non-recourse deductions" or "partner no recourse deductions," then items of income and gain shall be specially allocated pursuant to this Section 5.3(b) as is necessary to keep the Partnership in compliance with Section 1.704-2(f) of the Regulations or its successor. This Section 5.3(b) is intended to keep the Partnership in compliance with the minimum gain chargeback requirements of Section 1.704-2(f) and shall be interpreted consistently therewith.

         (c) Priority Return Allocations. All or a portion of Partnership net profits, income or gain, if any, shall be specially allocated to the Partners in proportion to and to the extent of the excess, if any, of (i) the Cumulative Preferred Return and Additional Preferred Capital Preferred Return distributions each Partner has received pursuant to Sections 6.1 and 6.2 hereof from the commencement of the Partnership, over (ii) the cumulative amount of Partnership net profits, income or gain allocated to such Partners pursuant to this Section 5.3(c) for all prior fiscal periods.

Section 5.4 Other Allocation Rules.

         (a) In the event of a transfer of any interest in the Partnership, and/or in the event of any increase or decrease in the interest of any Partner in the Partnership, whether arising out of or in connection with the entry of a new partner, the liquidation, partial or whole, of any Partner's interest or otherwise, after the admission of any Partner, the share of the profits, losses and gains or losses from the disposition of Property, and each item of income and expenses pertaining thereto, of the respective Partners shall be fixed and determined by reference to the income and expenses reflected on the books and records of the Partnership according to the following convention: a Partner admitted on or before the 15th day of the month shall be deemed admitted as of the first day of the month and a Partner admitted after the 15th day of the month shall be deemed admitted as of the last day of the month; provided, however, that if this convention is not permitted under applicable Regulations, a convention permitted under such Regulations approximating the foregoing as closely as possible will be used.

         (b) In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its agreed value (which shall be the fair market value of a Partner's non-cash Capital Contribution as of the date of the contribution). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, loss and any deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code
Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4(b) are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Partner's Capital Account or share of profits, losses, other items or distributions pursuant to any provision of this Agreement.

         Section 5.5 Transfer of an Interest. Upon the transfer by any Partner of all or any part of its Units, the proportionate amount of the Capital Account of the transferor shall be transferred to the transferee. Any such transferee shall have no right to partition the Partnership's assets or to have the value of its interest ascertained or to receive the value of such interest or, in lieu thereof, the profits attributable to any right in the Partnership, except as expressly provided in this Agreement.

         Section 5.6 Interest: Withdrawal of Capital Account. Except as expressly provided in this Agreement, no interest shall be paid on any Capital Contribution of any Partner, no Partner shall have any priority over any other Partner with respect to the return of its Capital Contribution, and no Partner shall be entitled to withdraw any part of its Capital Contributions to the Partnership or to receive any distribution from the Partnership. No Partner shall be entitled to demand or receive any property from the Partnership other than cash. Each Partner expressly waives the rights it might otherwise have for a partition of the Partnership's assets.

         Section 5.7 Compliance. The foregoing provisions and the other provisions of this Partnership Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

         Section 5.8 Accounting. The Partnership books shall be kept in accordance with United States federal income tax accrual basis of accounting standards, except that for purposes of determining book net profits and losses the calculation of depreciation and amortization shall be based upon the fair market value at the time of contribution of all contributed property. The fiscal year of the Partnership is the calendar year. All Partnership income tax returns must be approved by both General Partners prior to the filing thereof with the Internal Revenue Service and the State of Florida. The General Partners shall cause the Partnership to have prepared and to distribute to all Partners the following reports:

         (a) Within ninety (90) days after the end of the Partnership's fiscal year, all information reasonably necessary for the preparation of the Partner's federal income tax returns.

         (b) Within one hundred twenty (120) days after the end of the Partnership's fiscal year, an annual report containing (i) a statement of financial condition as of the year then ended, (ii) an operating statement for the year then ended, and (iii) such other information as reasonably requested by the Limited Partners (or any of them). Items (i) and (ii) shall be audited by an accounting firm selected by both General Partners. The General Partners agree that Arthur Andersen is currently acceptable.

         Section 5.9 Optional Adjustments to Basis. Where a distribution of a property is made in the manner provided in Section 734 of the Code, or where a transfer of a Partnership interest permitted by this Partnership Agreement is made in the manner provided in Section 743 of the Code, the General Partners may in their discretion file on behalf of the Partnership, an election under Section 754 of the Code in accordance with the procedures set forth in the Treasury Regulations. If any Partner transfers all or part of its Units, any basis adjustment allocable to said transfer, whether made under Section 754 of the Code, or otherwise, shall be allocated solely to the transferee.

                                   ARTICLE VI

                                  DISTRIBUTIONS

         Section 6.1 Distributions of Net Cash From Operations. Net Cash From Operations of the Partnership shall be distributed by the General Partners at such times as they reasonably deem it available. Net Cash From Operations shall be distributed (i) first to the Partners, proportionate to their respective amounts of their Additional Preferred Capital Preferred Return and Additional Preferred Capital Preferred Return Arrearage; (ii) second to the Partners, proportionate to their respective amounts of their Cumulative Preferred Return; and (iii) then, to the Partners, in the proportion that the number of Units owned by each Partner bears to the total number of all Partnership Units then outstanding. For purposes of this Section 6.1, Additional Preferred Capital Preferred Return and Additional Preferred Capital Preferred Return Arrearage shall be computed as of the end of the month immediately preceding the distribution.

         Section 6.2 Distributions of Net Cash From Sales or Refinancing. Net Cash From Sales or Refinancing shall be distributed as set forth herein.

         (a) To the extent attributable to sale of all or part of the Property, such proceeds shall be distributed (i) first, to the Partners, proportionate to their respective amounts of Additional Preferred Capital; (ii) second, to the Partners proportionate to their respective amounts of Additional Preferred Capital Preferred Return and Additional Preferred Capital Preferred Return Arrearage, (iii) third, to the Partners, proportionate to their respective amounts of their Cumulative Preferred Return; (iv) fourth, in the event of a sale of a part of the Property, to the Partners proportionate to their respective estimated amounts of federal income tax liabilities which they may be required to pay on their allocable shares of net profits reported by the Partnership for such fiscal year (determined as provided below), but only to the extent such estimated tax liability is greater than the aggregate amount otherwise distributable to such Partner under this Section 6.2 without reference to this clause (iv); (v) to the Partners proportionate to their respective amounts of Preferred Partnership Capital until paid in full; and (vi) the balance to the Partners in the proportion that the number of Units owned by each Partner bears to the total number of all Partnership Units then outstanding. The Partnership's Accountant shall estimate the required amount of the distribution set forth in clause (iv) above, based upon the maximum individual United States Federal income tax rate then in effect and assuming each Partner is taxable as an individual. The distributions to be made pursuant to clause (iv) shall be irrespective of the actual amount of federal income tax which each Partner (or the Partners of such Partner, in the event of a "pass through" entity) may be required to pay with respect to the Partnership's income. For purposes of this
Section 6.2, Additional Preferred Capital Preferred Return and Additional Preferred Capital Preferred Return Arrearage shall be computed as of the end of the month immediately preceding the distribution.

         (b) Net Cash From Sales or Refinancing attributable to refinancing of the Property shall be distributed (i) first, to the Partner proportionate to their respective amounts of Additional Preferred Capital; (ii) second, to the Partners proportionate to their respective amounts of their Additional Preferred Capital Preferred Return and Additional Preferred Capital Preferred Return Arrearage; (iii) third, unless the 78 acres of Phase II Land is released from mortgage as part of such refinancing, to Brennand in an amount (combined with the amounts received by Brennand in (i) and (ii) above) equal to the aggregate amount received by BEFI, BT and EST in (i) and (ii) (such payment to Brennand shall constitute an offset against the amounts otherwise distributable to Brennand under (iv) and (v) below); (iv) fourth, to the Partners, proportionate to the respective amounts of their Cumulative Preferred Return; (v) fifth, to the Partners proportionate to their respective amounts of Preferred Partnership Capital until paid in full; and (vi) the balance to the Partners in the proportionate to the number of Units owned by each Partner bears to the total number of all Partnership Units then outstanding.

         Section 6.3 Distributions upon Termination.

         (a) Upon dissolution and termination of the Partnership, assets shall be distributed (i) first, to the payment of creditors (including loans or advances made to the Partnership by the Partners) and to the setting up of reserves which the General Partners or liquidating trustee deems necessary for any contingent obligations of the Partnership; (ii) thereafter, as provided in
Section 6.2 as pertains to the sale of the Property.

         (b) If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof and any Partner entitled to an interest therein shall receive such interest as a tenant-in-common with the other Partners entitled thereto, or at the reasonable discretion of the General Partners, said assets may be distributed to one or more Partners, with assets of equal fair market value distributed to the remaining Partners. Before any distribution in kind is made, the Capital Account of each Partner shall be credited or charged in accordance with Section 5.1 for the amount of net gain or loss on disposition that would have been credited or charged if such assets had been sold at their fair market value, and the Capital Account of each Partner shall be charged to reflect the distribution of such assets as though the adjusted basis of such assets to the Partnership was equal to their fair market value.

         Section 6.4 Distributions in Kind. In addition to distributions in kind upon termination of the Partnership, distributions in kind may also be made in accordance with subsection (b) of Section 6.3 without the dissolution and termination of the Partnership being required.

                                   ARTICLE VII

                               POWERS, DUTIES, AND
                        COMPENSATION OF GENERAL PARTNERS

         Section 7.1 Powers and Duties of General Partners. The General Partners shall be responsible for the management of the Partnership business with all rights and powers generally conferred by law or necessary, advisable or consistent in connection therewith. Each General Partner shall have one vote in all matters pertaining to General Partner action or approval or the converse thereof.

         Section 7.2 Administrative General Partner. The Partners hereby appoint BEF, Inc. to act as the Administrative General Partner. The Administrative General Partner shall generally use its best efforts to take such reasonable actions as it deems necessary to develop the Property into the Project, subject to the provisions hereof as to the requirements for approval by both General Partners. The Administrative General Partner shall have the duty and authority to the extent funds are available therefor, to:

         (a) Generally maintain the Property;

         (b) Employ, retain, terminate and coordinate the services of all employees, contractors, and suppliers of products and services necessary in the conduct of the Partnership's business;

         (c) Collect all income of the Partnership, and to the extent funds of the Partnership are available therefor, pay all debts and other obligations of the Partnership including amounts due under loans to the Partnership and the cost of operation and maintenance of the Property;

         (d) Consistent with the Budgets, make all such repairs, improvements and development to the Property, in such manner and upon such terms as the Administrative General Partner may deem proper, and execute all contracts and agreements therefor, and pay for the same out of funds of the Partnership;

         (e) Maintain broad form fire and extended coverage on any improvements constructed on the Property in an insured sum not less than its replacement cost, and maintain liability insurance in the name of the Partnership and the Partners in an insured sum of not less than One Million Dollars ($1,000,000.00) per accident, and such other insurance as the Administrative General Partner may deem proper and appropriate, all with insurance companies licensed to do business in the State of Florida;

         (f) Keep accurate and adequate records and accounts of the financial and business affairs of the Partnership and provide the Partners with all financial reports required herein;

         (g) Prepare, or cause to be prepared, all reports, tax returns and documents of a similar nature required by the Partnership by the terms of this Agreement subject to the approval of the General Partners;

         (h) Pay all taxes, assessments, rents and other impositions applicable to the Property and the Partnership, and other assets owned by the Partnership;

         (i) Make such distributions to the Partners as set forth in Sections
6.1 and 6.2 as are required by this Agreement, or authorized hereunder;

         (j) Generally perform all normal day-to-day business functions and otherwise operate and manage the business and affairs of the Partnership in accordance with this Agreement, and all applicable laws; and

         (k) Negotiate and execute tenant leases, in accordance with the leasing parameters agreed upon by the General Partners;

         (l) Coordinate and supervise consultants and contractors;

         (m) Provide marketing coordination and supervision to the Partnership;

         (n) Use its best efforts to negotiate and arrange for construction financing of the Project, subject to approval of the General Partners;

         (o) Consistent with the Budgets, take all such action and make all such decisions as it may deem proper and advisable on behalf of the Partnership in accomplishing the purposes of the Partnership and not otherwise limited or prohibited by this Agreement; and

         (p) Operate the property in compliance with the provisions of the 2001 Financing (and any replacement financing therefor).

         Brennand shall have the right (upon provision of notice to BEFI) to consult with, the Administrative General Partner with respect to all actions authorized pursuant to this Section 7.2.

         The Administrative General Partner will not commingle the Partnership funds with its own, its Affiliates' or third party funds. All checks to Affiliates, and all checks that vary from the approved Budget more than 10% for any individual line item (after allocation of available contingency funds) and 5 % for all items in the aggregate (excluding taxes, insurance, management fees and utilities) shall require the prior approval of Brennand, which approval shall not be unreasonably withheld or delayed and which may be by fax transmission. The lack of response for a period of 72 hours shall constitute approval.

         The powers of BEFI hereunder are limited to actions within the scope of the Budgets, provided (x) there may be deviations therefrom reasonably deemed not to be material; and (y) notwithstanding anything to the contrary contained herein, the Administrative General Partner may, without obtaining the prior consent of the other General Partner, make any decision or take any action which otherwise requires the prior consent of the other General Partner pursuant to the terms hereof if, in the reasonable judgment of the Administrative General Partner, such decision or action is necessary for the protection of life of health or for the preservation of the Property or to avoid the suspension of any service to or of the Property and there is insufficient time to notify the other

General Partner; provided, however, that the Administrative General Partner shall use its reasonable efforts to notify the other General Partner and request its consent prior to making any such decision or taking any such action.

         Section 7.3 Compensation of Administrative General Partner.

         (a) The Administrative General Partner (or its Affiliate designee) shall receive a management fee of three percent (3 %) of the gross rentals collected by the Partnership each month. Neither the Administrative General Partner (nor any Affiliate thereof) shall be entitled to receive any leasing fee or leasing renewal fee for any leases executed on behalf of the Partnership. The Management and Leasing Agreement executed in connection with the Original Partnership Agreement shall be amended to conform with the provisions of this
Section 7.3(a). The Administrative General Partner shall be entitled to pay market rate leasing fees to unaffiliated third party brokers, and shall be entitled to reimbursement for any out-of-pocket expenses advanced in connection with leasing of the Property (including salary payments to Steven Aronow; and commission payments to Jay Tillman when paid on a commission only basis). The aggregate leasing fee (to unaffiliated third party brokers and to "in-house" persons such as Steven Aronow and John Tillman) shall not exceed three (3%) percent. Each General Partner shall be entitled to reimbursement by the Partnership for its reasonable out-of-pocket expenses paid to unaffiliated third parties incurred on behalf of the Partnership, after approval (not to be unreasonably withheld from the other General Partner.

         (b) The Administrative General Partner shall not be liable to the Partnership or to the Partners for damages or otherwise for any acts performed by it within the scope of authority conferred upon it by this Agreement, except for gross negligence, malfeasance or acts in contravention of this Agreement.

         (c) The Administrative General Partner shall devote substantially all of its time to the handling of the affairs of the Partnership, and shall provide staffing and personnel necessary and as needed (without expense to the Partnership except for reimbursement of $1,000 per month for internal accounting overhead) to achieve completion of the Project in accordance with the revised development budget attached as Exhibit "B". The officers and directors of the Administrative General Partner shall devote such time as is reasonably necessary to the handling of the affairs of the Partnership as may be required.

         Section 7.4 Plans, Budgets and Schedules. All activities and expenditures pertaining to the business of the Partnership shall be carried out only in accordance with and as limited by development and marketing plans, construction budgets and schedules, and operating budgets approved by the General Partners in writing. The Administrative General Partner shall prepare and submit to the General Partners a development and marketing plan, a construction budget and schedule, and annual operating budgets containing proposed development, marketing and operating activities and revenues and expenditures for a specified succeeding period (collectively, the "Budgets"). Until otherwise agreed to by each General Partner, within ten (10) business days following the delivery of each such plan, budget and schedule, the General Partners shall confer (by telephone or by meeting) to review and consider (i) the specific plans, budget and schedules, (ii) overall development plans, budgets and schedules, (iii) Partnership expenditures and activities from prior periods, and (iv) other Partnership business. Unless the Administrative General Partner shall receive notice from the other General Partner within fifteen (15) business days following submission of a Budget that the Budget is unacceptable, the Administrative General Partner shall be entitled to rely on such Budget and such Budget shall be deemed approved by the Partnership for the next succeeding period (not to exceed twelve (12) months). In the event the other General Partner shall not agree with, or raise any objections to, the proposed annual operating budget, and the General Partners are unable to resolve the disputed or objectionable matters submitted by the Administrative General Partner prior to the commencement of the applicable calendar year, the aggregate amount of the annual operating budget for the preceding calendar year, adjusted upward by the percentage of increase in the Consumer Price Index during such preceding year, shall be deemed to be the annual operating budget in effect until such time as a new annual operating budget has been approved.

         Section 7.5 Major Decisions. No act shall be taken or sum expended or obligation incurred by the Partnership or the Administrative General Partner with respect to matters within the scope of the major decisions ("Major Decisions") affecting the Partnership, as defined below, unless the same shall have been approved in writing by all General Partners in their respective sole discretions, and the General Partners shall have full and absolute authority to authorize and accomplish the Major Decisions on behalf of the Partnership. The Major Decisions shall be the following:

         (a) Sale of the Property or any material part thereof;

         (b) Transfer or assignment of the Property or any part thereof; granting a mortgage, encumbrance or security interest in the Property or any part thereof;

         (c) Acquisition of any additional land by the Partnership;

         (d) Approval of the master development plan and material changes thereto;

         (e) Approval of the Budgets and material changes thereto;

         (f) All financing, refinancing and prepayments of existing mortgage financing.

         (g) Transactions with Affiliates;

         (h) Transfers of Partnership interests or admissions of new Partners;

         (i) Approval of annual proforma leasing plans;

         (j) Any final agreements or permits with governmental agencies;

         (k) Selection of Architect, General Contractor and major subcontractors, consultants and professionals (including attorneys and accountants) for the development of the Project;

         (l) Revision of any material contract or plan which required approval of both General Partners.

         Section 7.6 Admission of Limited Partners. The General Partners have the right to admit Limited Partners in substitution of Limited Partners disposing of their interests in the Partnership in accordance with the terms hereof. The General Partners also have the right to admit any lenders of funds for the acquisition, development or refinancing of the Partnership Property or other parties (including an increase in the contributions and interests or Units of existing Partners) where additional capital contributions are required, as additional Limited Partners, upon such terms as they shall deem advisable, provided (x) the interests, of the General Partners and the Limited Partners are reduced prorata, and (y) the right to supply such financing or refinancing shall first be offered to the Partners.

         Section 7.7 Certain Limitations. Notwithstanding the authority granted the General Partners under Sections 7.1 and 7.2 hereinabove, without obtaining the consent of (x) both General Partners and (y) General and Limited Partners holding in the aggregate not less than a majority of units in the Partnership, such consent not to be unreasonably withheld, the General Partners will not:

         (a) Act in contravention of this Agreement;

         (b) Confess a judgment against the Partnership;

         (c) Admit a person as a General Partner or as a Limited Partner except as otherwise herein provided.

         Section 7.8 Reliance. Notwithstanding the prior provisions of this
Article VII, all vendors, service suppliers and proposed tenants may rely upon execution of contracts, leases and related items by the Administrative General Partner only. Further, all checks except as provided below may be signed by the Administrative General Partner only. All checks representing distributions to Partners shall be signed by both General Partners.

                                  ARTICLE VIII

                   RIGHTS AND PROHIBITIONS OF LIMITED PARTNER

         Section 8.1 Rights of Limited Partner.

         (a) The Limited Partners and their respective officers, shareholders, directors, partners, and Affiliates (collectively, "Associates"), shall not in any way be prohibited from or restricted in engaging or owning an interest in any other business venture of any nature, including any venture which might be competitive with the business of the Partnership, and the Partnership may engage the Limited Partners and their Associates for specific purposes and may otherwise deal with the Limited Partners and their Associates on terms and for compensation to be agreed upon by such Limited Partners or Associates, as applicable, and the Partnership; provided, however, that Limited Partners shall not be entitled to participate in the management or control of the business of the Partnership.

         (b) Subject to such reasonable standards as the General Partners may establish, the Limited Partners shall be entitled to obtain from the General Partners, from time to time, upon reasonable demand for any purpose reasonably related to the respective Limited Partner's interest as a Limited Partner:

                  (i) In addition to the information and documentation required under Section 5.8 hereinabove, true and full information regarding the status of the business and financial condition of the Partnership;

                  (ii) Promptly after becoming available, a copy of the Partnership's federal, state and local income tax returns for each year;

                  (iii) A current list of the name and last known business, residence or mailing address of each Partner;

                  (iv) A copy of the Partnership Agreement and Certificate of Limited Partnership and all amendments thereto.

                  (v) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

                  (vi) Such information regarding the affairs of the Partnership as is reasonably requested.

         (c) Each Limited Partner shall be entitled to cast one vote for each Partnership Unit held by it on all matters with respect to which such Partner is given the right to vote pursuant to this Agreement. Fractional units shall be entitled to a fractional vote equal to said fraction.

         Section 8.2 Prohibitions with Respect to Limited Partners. The Limited Partners shall have no right:

         (a) To take part in the management or control of the Partnership business or to sign for or to bind the Partnership in any manner whatsoever.

         (b) To have their Capital Contributions repaid except to the extent provided in this Agreement or to demand property other than cash in payment of their Partnership Capital Accounts.

         (c) To require partition of Partnership property or to compel any sale or inventory or appraisement of the Partnership assets or sale of a deceased

Partner's interests therein, notwithstanding any provisions of law to the contrary, the right thereto being hereby waived and relinquished.

         (d) To sell, assign, mortgage, pledge or transfer their respective interests in the Partnership as a substituted Limited Partner, except as provided in Article X hereof.

         (e) To withdraw from the Partnership prior to its dissolution and winding up in accordance with the provisions of Article XI.

                                   ARTICLE IX

               DISSOLUTION, WITHDRAWAL, ETC. OF A GENERAL PARTNER

         Section 9.1 Termination and Replacement of a General Partner.

         (a) In the event of the death, dissolution, act of insolvency, adjudication of insanity or incompetency, inability to serve, or other termination, of a General Partner, its General Partner Units shall be converted to Limited Partner Units, and the Partnership shall be continued with the remaining General Partner serving alone. In the event of the death, dissolution, act of insolvency, adjudication of insanity or incompetency, inability to serve, or other termination of both General Partners, their interests as General Partners shall be terminated and the Partnership shall be dissolved, provided the remaining Partners may, within ninety (90) days after notice of any such event, by affirmative vote of 100% of the Limited Partners (a) elect to continue the Partnership, and (b) elect a new General Partner or General Partners, who or which shall consent to and accept such election. In the event the Limited Partners do not elect to continue the Partnership as above provided, the Limited Partners shall by majority vote designate a liquidating Partner to wind up and liquidate the Partnership as provided in Article XI hereof. As used in this Agreement, an "act of insolvency" shall occur in the event a General Partner:

                  (i) shall file a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent and such adjudication (if involuntary) is not cured or otherwise set aside within sixty (60) days after the occurrence thereof; or

                  (ii) has a receiver appointed for all or substantially all of his or its business or assets on the grounds of insolvency and such appointment (if involuntary) is not cured or otherwise set aside within ninety (90) days after the occurrence thereof; or

                  (iii) has a trustee appointed for him or it after a petition has been filed for reorganization or arrangement under the Bankruptcy Act of the United States, or any law of the United States now in existence or hereafter enacted having the same general purpose and such act or event (if involuntary) is not cured or otherwise set aside within ninety (90) days from the occurrence thereof; or

                  (iv) makes a general assignment for the benefit of his or its creditors.

         (b) If BEFI, Inc., ceases to be a General Partner, Brennand shall become the Administrative General Partner, the Management and Leasing Agreement referred to in Section 7.3 shall terminate and Brennand may designate a new management and leasing agent.

         (c) In the event foreclosure proceedings are commenced against the Partnership and such proceedings are not terminated or withdrawn within thirty
(30) days after commencement thereof, then BEFI shall cease to be a General Partner, and Brennand shall become the Administrative General Partner, the Management and Leasing Agreement referred to in Section 7.3 shall terminate and Brennand may designate a new management and leasing agent.

         Section 9.2 Admission of General Partners. Additional or replacement General Partners may be admitted by the affirmative vote of all remaining General Partner(s) and 100% of the Limited Partners (excluding in said vote any General Partner (or related Limited Partner) being replaced ).

         Section 9.3 Partnership Interest of Terminated General Partner. In the event of the termination of a General Partner for any of the reasons as provided in Section 9.1, the General Partnership Unit(s) of such terminated or withdrawing General Partner shall become Limited Partnership Unit(s) and such terminated or withdrawing General Partner shall become an assignee as set forth in Section 10.2(b) with the same interest in the Partnership capital, profits and losses as the former General Partner had, but with no voting or consent rights. Such assignee may become a substituted Limited Partner upon satisfaction of the conditions set forth in Section 10.3.

                                    ARTICLE X

                              TRANSFER OF INTERESTS

         Section 10.1 General Partners.

         (a) The General Partnership Units shall not be sold, assigned, hypothecated or otherwise transferred, except as Limited Partnership Units subject to the provision Section 10.2; notwithstanding said limitation, however, commencing one year after the Project is completed as set forth in Section 16.1
(a), Brennand may transfer its General Partnership Units as such, or its parent may transfer all or a part of its own stock or its stock in Brennand, to another party ("Third Party"), other than to parties defined in Section 10.2 (a) (iv) or
(v), without requiring the consent of the remaining General Partner or the Limited Partner; provided, if not a tax free transaction, the proposed third party shall, in the reasonable determination of the remaining General Partner, be (i) of financial strength commensurate with its obligations as General Partner, (ii) of good reputation for honesty, integrity and ability in the business community of which it is a part and (iii) experienced in shopping center ownership; otherwise the transfer shall be void. Brennand shall give the other General Partner not less than thirty (30) days notice of such proposed transaction, including with such notice, details of the proposed transfer and detailed information as to the third party in order that the other General Partner may make a determination as to the qualifications under (i), (ii) and
(iii) above. Failure of the other General Partner to notify Brennand of its determination within fifteen (15) days of receipt of such notice shall be deemed acceptance of the third party. If the proposed transfer is not a tax free transaction, the other General Partner also shall have the right of first refusal as set forth in
Section 10.1 (b) or 10.2(a)(vi) or (vii); if a tax-free transaction, the foregoing rights of first refusal shall not apply.. Further, Brennand or its parent, as applicable, shall give the remaining Partners not less than thirty
(30) days notice of such proposed transaction and allow the remaining Partners to participate in such transaction, at their election, on the same terms as Brennand's or its parent's participation.

         (b) If 25 % or more of the equity ownership interests in a General Partner are sold other than to parties described in Sections 10.1 (a) or 10.2(a)
(iv) or (v), said General Partner shall cease to be a General or Limited Partner, but rather shall be entitled only to the rights of an assignee under
Section 10.2(b) hereinbelow. If 50% or more of the equity ownership interests in a General Partner are sold or proposed to be sold other than to parties described in Sections 10.1(a) or 10.2(a) (iv) or (v), said General Partner shall be required to offer its total Partnership Units (as Limited Partnership Units) to the remaining Partners pursuant to Section 10.2(a) (vii), the purchase price for the Limited Partnership Units so offered to be determined by referring to the price offered for the equity ownership interests in the General Partner, adjusted to eliminate all assets and liabilities of such General Partner other than its interest in the Partnership.

         Section 10.2 Limited Partners.

         (a) Except as specifically provided in this Section 10.2(a), no Limited Partner (including for this purpose General Partnership Units converted to Limited Partnership Units pursuant to Sections 9.3 and 10.1) shall have the right to sell, assign, hypothecate or otherwise transfer its Units in the Partnership. All Partners agree to maintain their Partnership Units lien-free, any attempted hypothecation thereof being null and void.

                  (i) No Limited Partner shall have the right to sell, assign, hypothecate, or transfer its Units as a Limited Partner in the Partnership to a minor or to any person who for any reason lacks the capacity to contract for himself under applicable laws. However, such limitation shall not restrict the right of a Limited Partner to sell, assign, hypothecate or transfer to a custodian or trustee for such a person.

                  (ii) Upon the death, bankruptcy, insolvency or legal incompetency of an individual Limited Partner, such individual shall no longer be a Limited Partner. The legally authorized personal representative of such individual shall become a Limited Partner in his place and stead, with all of the rights of a Limited Partner solely for the purpose of settling or managing the estate of such individual, and such representative shall have the power as such individual possessed to make an assignment or transfer of his Partnership interest in accordance with the terms of subsections (iv), (v) or (vi) hereof and to join with such transferee in making application to substitute such transferee as a substituted Limited Partner subject to the provisions of Section 10.3.

                  (iii) Upon the bankruptcy, insolvency, dissolution or other cessation to exist as a legal entity of any Limited Partner which is not an individual, such entity shall no longer be a Limited Partner. The authorized representative of such entity shall become a Limited Partner in its place and stead, with all of the rights of a Limited Partner solely for the purpose of effecting the orderly winding-up and disposition of the business of such entity, and such representative shall have the power as such entity possessed to make an assignment or transfer of its Partnership interest in accordance with the terms of subsections (iv), (v) or (vi) hereof and to join with such transferee in making application to substitute such transferee as a substituted Limited Partner, subject to the provisions of Section 10.3.

                  (iv) The Limited Partnership Units may be transferred (by either inter vivos, testate or intestate disposition) to the spouse, to the descendants and their spouses of a Limited Partner (including in said definition of a Limited Partner the owners of a corporation, partnership or trust comprising such Limited Partner), to a corporation, partnership, trust or other entity which is majority owned and controlled by any one or more of said persons, or to an estate or a trust for the benefit of any such persons, or to Affiliates of a Limited Partner, subject to the provisions of Section 10.3.

                  (v) Limited Partnership Units resulting from the conversion of the Brennand General Partner Units, in whole or in part, may be transferred to the equity owners or Affiliates of Brennand.

                  (vi) If 25 % or more of the equity ownership interests in a Limited Partner are sold other than to parties described in subsection (iv) or
(v) hereinabove, said Partner shall cease to be a Limited Partner, but rather shall be entitled only to the rights of an assignee under Section 10.2(b) hereinbelow. If 50% or more of the equity ownership interests in a Limited Partner are sold or proposed to be sold other than to parties described in subsection (iv) or (v) hereinabove, said Partner shall be required to offer its total Limited Partnership Units to the remaining Partners pursuant to subsection


                  (vii) hereinbelow, the purchase price for the Limited Partnership Units so offered to be determined by referring to the price offered for the equity ownership interests in the Limited Partner, adjusted to eliminate all assets and liabilities of such Limited Partner other than its interest in the Partnership. (vii) (x) Except as otherwise provided in subsections (iv) and
(v), if either Brennand as to its 35 Units or BEFI, BT and EST acting as a single unit/entity holding in the aggregate 65 Units wishes to sell all of its Units (no sale of a portion thereof being permitted) in the Partnership, it shall first deliver to the other Partner a written notice of the proposed sale setting forth the name and address of the proposed purchaser, the purchase price (which must be an amount specified in dollars, but which may be paid either in a lump sum or in installments over an extended period of time) and the provisions of the proposed sale. A photostatic copy of the third party offer shall be included with said notice. The other Partner shall have the option, which shall be exercised by delivery to such Partner of a written notice of exercise at any time within sixty (60) days after the delivery of the notice of proposed sale, to purchase such Units at the purchase price and pursuant to the provisions set forth in accordance with the terms of the notice of proposed sale, and within thirty (30) days after delivery of the notice of exercise, the other Partner will purchase such Units in accordance with the division thereof agreed upon by the group constituting the other Partner; provided the purchasing Partner shall have the right at its respective option and in lieu of the terms offered by the third party offeror, to pay for the Units by means of a cash payment of 20 % of the purchase price and with the balance payable in equal monthly installments of principal over a twelve (12) month period plus interest at an interest rate equal to the prime commercial rate of interest of Citibank, N.A., or its successor in interest, plus 2% per annum, adjusted daily, but never to exceed the maximum lawful contract rate. If said bank is not then in existence or not setting a prime rate, that New York City bank (with its principal place of business being there) with the largest net worth and so setting a prime rate shall be used.

                           (y) Payment of the 80% deferred purchase price shall
                  be evidenced by a negotiable promissory note and secured by a pledge of the purchased Units pursuant to security agreement and UCC-1 Financing Statements perfecting said security interest in form as reasonably required by the selling Partner. At the selling Partner's election and as a condition to the deferral, it may require the guaranty of 30 % of the purchase price by a guarantor with a net worth not less than three times the amount of the guaranty, the guaranty to burn off on pay down of the deferred purchase price dollar for dollar. Prepayments may be made at any time without penalty. The entire deferred balance shall be due and payable on sale or other disposition of the Project. The net proceeds from a refinancing shall be applied as a prepayment against the deferred balance, any such prepayments to be applied against the last due payments without reduction in the regular monthly installments. All distribution under Section 6.1 shall be applied first to the remaining Partners' federal income tax liabilities attributable to their ownership interest in the Partnership, based upon the maximum individual United States income tax rate then in effect and assuming each Partner is taxable as an individual, with the entire balance to be applied against the current interest due and the principal installments next due and payable until such entire balance is exhausted.

                           (z) If the other Partner fails to exercise the
                  aforesaid option, such Partner shall have the right to sell its Units as a Limited Partner in the Partnership so offered to the person named in the notice of proposed sale at the price and pursuant to the provisions set forth therein. However, if such Partner fails to complete such sale within ninety (90) days after the lapse of the other Partner's right to purchase such Units or after the other Partner's rejection of such offer of sale, such right shall terminate, and such Partner shall not thereafter sell to any person such Units without again complying with the foregoing procedure.

                  (viii) If Brennand converts its General Partnership Units to Limited Partnership Units, the provisions of Section 10.1(a) apply equally to such Limited Partnership Units.

         (b) Subject to compliance with and satisfaction of the provisions of subsections (a) and (c) of this Section 10.2, the Units of a Limited Partner shall be assignable, but the assignee shall not become a substituted Limited Partner, except pursuant to the provisions of Section10.3. An assignee who does not become a substituted Limited Partner has no right to receive any information or account of Partnership transactions, to inspect the Partnership's books, to vote on Partnership matters, to request a meeting of the Partnership or to exercise any of the other rights of a Limited Partner other than to receive distributions of Cash Flow or other property and the allocation of Partnership profits, losses and credits (including all items thereof) to which his or her assignor would otherwise be entitled as to the Partnership Units.

         (c) No Assignment pursuant to Section 10.2 shall be effective as to the General Partners or the Partnership unless and until a copy of an instrument of assignment and assumption executed by the assignor and the assignee, in form and substance reasonably satisfactory to the Partnership and with both assignor and assignee indemnifying the General Partners and the Partnership against loss or liability arising out of such assignment, shall have been received by the General Partners. An assignee of a Limited Partner shall be entitled to receive distributions of Net Cash Flow From Operations and of Net Cash From Sales or Refinancing or other property and the allocation of Partnership profits, losses and credits (including all items thereof) attributable to the Units acquired by reason of such assignment which are distributed or allocated, as the case may be, from and after the effective date of the assignment of such Units to it.

         (d) A Limited Partner that has assigned all of its Units in the Partnership, whether or not the assignee has become a substituted Limited Partner, shall not thereafter be entitled to any rights of a Limited Partner nor shall it have any obligations as Limited Partner except as otherwise provided by the Act.

         Section 10.3 Substitution of a Limited Partner. The assignee of the Units of a Limited Partner that has complied with the provisions of Section 10.2 hereof may become a substituted Limited Partner only when the General Partners shall have consented thereto (which shall be in their sole discretion), the assignee shall have become a party to this Agreement, such certificates or instruments as are required by law shall have been executed and filed and the assignor or the assignee shall have paid or obligated itself to pay all reasonable expenses (as the General Partners may reasonably determine) connected with such admission or substitution which shall include, without necessarily being limited to, a minimum fee of Five Hundred Dollars ($500.00) (which the General Partners shall have the right to waive in their sole discretion).

         Section 10.4 Limitation on Assignment or Transfer. Notwithstanding the above provisions, no transfer or assignment of any Partnership Units may be made if (a) such transfer or assignment, together with all other transfers and assignments of Partnership Units within the preceding twelve months would, in the opinion of counsel for the Partnership, result in a termination of the Partnership for purposes of Code ss.708, or any comparable provision then in effect; (b) in the opinion of counsel for the Partnership, such transfer or assignment would violate the Securities Act of 1933, as amended, or applicable state securities or Blue Sky laws or any other applicable provision of law in any respect; (c) in the opinion of such counsel, such transfer and assignment would cause the Partnership to be treated as an association taxable as a corporation rather than as a partnership subject to the provisions of Subchapter K of the Code, or any comparable provisions then in effect; or (d) such assignment would cause a breach or default under any contract or loan to which the Partnership is a party. Nothing contained in this Section 10.4 shall be deemed to require the General Partners to obtain an opinion of counsel concerning the matters covered hereby if, in the good faith judgment of the General Partners, such an opinion is not necessary. Notwithstanding the provisions of subsection (a) above, any transfer or assignment permitted under
Section 10.1(a) or 10.2(a)(viii) during the period commencing after the Project is completed as set forth in Section 16.1(a) and ending five (5) years thereafter shall be permitted.

                                   ARTICLE XI

                         TERMINATION OF THE PARTNERSHIP

         Section 11.1 Termination. The Partnership shall be dissolved upon the earliest to occur of the following:

         (a) As provided in Section 9.1 (subject to continuance as therein provided).

         (b)      Upon the expiration of the term specified in this Agreement.

         (c)      Upon the determination of the General Partners.

         (d) Upon the sale of substantially all the assets of the Partnership.

                  Upon dissolution of the Partnership, the liquidating Partner as provided in Section 9.1 shall wind up and liquidate the Partnership by selling the Partnership's assets and distributing the net proceeds therefrom, or distributing the assets or portions thereof in kind, as hereinabove set forth in
Section 6.3. Upon completion of the liquidation, the Partnership shall be deemed completely dissolved and terminated.

         Section 11.2 Final Accounting Each of the Partners shall be furnished with a statement by the Partnership's accountants, which shall set forth the assets and liabilities of the Partnership immediately prior to the date of the complete liquidation. Upon compliance by the liquidating Partner with the foregoing distribution plan, the Limited Partnership shall cease to be such, and the liquidating Partner, as the sole remaining partner of the Partnership, shall execute and cause to be filed a Certificate of Cancellation of the Partnership and any and all other documents necessary with respect to termination and cancellation.

                                   ARTICLE XII

                                   AMENDMENTS

         Section 12.1 Authority to Amend.

         (a) This Partnership Agreement may be amended by the General Partners without the approval of the Limited Partners if such amendment is solely for the purpose of clarification or does not change the substance hereof and the Partnership has obtained the opinion of its counsel to that effect.

         (b) This Partnership Agreement may further be amended by the General Partners without the approval of the Limited Partners if such amendment is for the purpose of substituting or adding Limited Partners in accordance with the provisions hereof.

         (c) This Partnership Agreement may further be amended by the General Partners without the approval of the Limited Partners if such amendment is, in the opinion of counsel for the Partnership, necessary or appropriate to satisfy requirements of the Internal Revenue Code with respect to partnerships or of any federal or state securities law or regulations. .Any amendment made pursuant to this paragraph may be made effective as of the date of this Partnership Agreement.

         (d) Except as otherwise specifically provided in this Partnership Agreement, amendments to this Partnership Agreement shall require the approval of (x) (the General Partners and of (y) the Partners (including the General Partners) owning not less than a majority of the Partnership Units.

         (e) Notwithstanding Sections 12.1(a), 12.1(b), 12.1(c) and 12.1(d), any amendment to this Partnership Agreement which would (i) adversely affect the personal liabilities of the Limited Partners, (ii) change the method of allocation of profit and loss or distributions, or (iii) except as permitted under Section 7.6, dilute the ownership percentages shall require the approval of the holders of one hundred percent (100%) of the Limited Partnership Units so affected.

         (f) A copy of any amendment to be approved by the Limited Partners pursuant to Sections 12.1(d) or 12.1(e) shall be mailed to the Limited Partners not less than ten (10) days in advance of any meeting called for the purpose of voting on such amendment. The Limited Partners shall be notified as to the substance of any amendment adopted pursuant to Section 12.1 and upon request shall be furnished a copy thereof.

                                  ARTICLE XIII

                                POWER OF ATTORNEY

         Section 13.1 Power. The Limited Partners, including any future substituted Limited Partners, irrevocably constitute and appoint the General Partners as their true and lawful attorneys in their name, place and stead to make, execute, swear to, acknowledge, deliver and file:

         (a) Any certificates or other instruments which may be required to be filed by the Partnership under the laws of the State of Florida, or of any other state or jurisdiction in which the Partnership shall transact business or in which the General Partners shall deem it advisable to file.

         (b) Any documents, certificates or other instruments, including, without limitation to the generality of the foregoing, any and all amendments and modifications of this Partnership Agreement pursuant to Section 12.1 or of the instruments described in Section 13.1(a), which may be required or deemed desirable by the General Partners to effectuate the provisions of any part of this Partnership Agreement, and, by way of extension and not in limitation, to do all such other things as shall be necessary to continue and to carry on the business of the Partnership.

         (c) All documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership.

         The power of attorney granted hereby shall not constitute a waiver of, or be used to avoid, the rights of the Limited Partners to approve certain amendments to this Agreement and other Partnership matters pursuant to Section
12.1 or be used in any other manner inconsistent with the status of the Partnership as a Limited Partnership.

         Section 13.2 Survival of Power. It is expressly intended by the Limited Partners that the foregoing power of attorney is coupled with an interest, is irrevocable and shall survive the deaths, dissolution, incompetence and adjudication of insanity of a Limited Partner. The foregoing power of attorney shall survive the delivery of an assignment by a Limited Partner of its entire interest in the Partnership, except that where an assignee of such entire interest has become a substituted Limited Partner, then the foregoing power of attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partners to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

                                   ARTICLE XIV

              LIABILITY AND INDEMNIFICATION OF THE GENERAL PARTNERS

         Section 14.1 Liability of the General Partners. So long as the General Partners shall act in good faith with respect to the conduct of the business and affairs of the Partnership, they shall not be liable or accountable to the Partnership or to any of the Partners, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing in connection with the business and affairs of the Partnership except for willful misconduct, gross negligence, breach of fiduciary duty or malfeasance. The respective General Partners do hereby indemnify the Partnership and the remaining Partners for any loss, expense or damage which they might suffer as a result of the said General Partner's willful misconduct, gross negligence, breach of fiduciary duty or malfeasance.

         Section 14.2 Indemnity. The Partnership (but not the Limited Partners) does hereby indemnify and agree to hold the General Partners wholly harmless from and against any loss, expense, or damage suffered by it by reason of anything it may do or refrain from doing hereafter for and on behalf of the Partnership and in furtherance of its interests, including the payment by the General Partners of any debts of the Partnership; provided, however, that the Partnership shall not be required to indemnify or hold harmless any General Partner for any loss, expense, or damage which it might suffer as a result of its willful misconduct, gross negligence, breach of fiduciary duty or malfeasance.

                                   ARTICLE XV

                                  MISCELLANEOUS

         Section 15.1 Governing Laws. The Partnership and this Partnership Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         Section 15.2 Entire Agreement. This Partnership Agreement contains the entire understanding among the Partners and supersedes any prior understanding and agreements between them respecting the within subject matter (including but not limited to the Original Partnership Agreement and the Amendments). There are no representations, agreements, arrangements or understandings, oral or written, between or among the Partners hereto relating to the subject matter of this Partnership Agreement which are not fully expressed herein.

         Section 15.3 Severability. This Partnership Agreement is intended to be performed in accordance with, and only to the extent permitted by the applicable laws, ordinances, rules and regulations of the jurisdiction in which the Partnership does business. If any provision of this Partnership Agreement, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Partnership Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         Section 15.4 Notices. Notices to Partners or to the Partnership shall be deemed to have been given when personally delivered to the recipient, when mailed, by prepaid registered or certified mail, return receipt requested, or when sent by nationally recognized overnight courier service, addressed in either instance as set forth in this Partnership Agreement, or as set forth in any notice of change of address previously given in writing by the addressee to the addressor. Any notice to Brennand shall be addressed to it, c/o Thackeray Corporation, at the address shown on page 3, Attn: Jules Ross, with a copy to Martin J. Rabinowitz, c/o Taconic Investment Partners, 1500 Broadway, Suite 1020, New York, New York 10036.

         Section 15.5 Counterparts. This Partnership Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart. This Agreement may be executed by facsimile signature, provided that an executed original counterpart shall be provided to all other parties as soon as reasonably possible after delivery of such facsimile execution.

         Section 15.6 Construction. The headings of the articles and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles and sections. Words of any gender, masculine, feminine or neuter, shall be construed to include any other gender; words in the singular number shall be construed to include the plural, and words in the plural number shall be construed to include the singular, when the context or sense of this Partnership Agreement allows.

         Section 15.7 Tax Partner. The Administrative General Partner is designated as Tax Matters Partner for the Partnership; provided, however, no definitive action may be taken without consent of both General Partners.

         Section 15.8 Representations. The undersigned Partners hereby represent and warrant that (a) their respective entities are each duly organized and validly existing under the laws of their respective states of organization; (b) each is in full compliance with all legal requirements to do business as an entity in their respective states of organization as well as the state of Florida; (c) the undersigned persons are duly authorized to execute and deliver this Limited Partnership Agreement on behalf of their respective entities; (d) there are no actions, suits or proceedings pending or threatened against the respective Partners, which, if adversely determined, could affect their ability to perform their obligations under this Limited Partnership Agreement, or which challenges the validity of or enforceability of, or the ability of the Partners to fulfill each of their respective obligations hereunder; and (e) entering into this Limited Partnership Agreement does not violate any other agreements to which said Partners may be bound.

         Section 15.9 Meetings. The General Partners shall hold regular quarterly meetings on dates and at locations to be agreed upon by said Partners. Section

         15.10 Single Purpose Entity Provisions. For so long as the loan from Canpartners Realty Holding Company IV, LLC to the Partnership in the principal amount of $10,000,000 (the "Mezzanine Loan"), as provided for in the Commitment Letter from Canyon Capital Realty Advisors LLC dated March 21, 2001 (the "Mezzanine Loan Commitment") and the Definitive Loan Documents (as defined in the Mezzanine Loan Commitment) executed in connection therewith, remains unpaid, or any other Obligation (as defined in the Mezzanine Loan Commitment) remains unpaid or unperformed, or any portion of the Mezzanine Loan remains outstanding, the Partnership:

         (a) Shall establish and maintain an office through which the Partnership's business shall be conducted separate and apart from that of any of the Partners or Affiliates (as defined, for purposes of this Section 15.10 only, in the Definitive Loan Documents) or, if the Partnership shares office space with the Partnership's parent or any Affiliate, any overhead for shared office space shall be fairly and reasonably allocated;

         (b) Shall maintain Partnership records and books of account separate from those of any Affiliate;

         (c) Shall observe all corporate and Partnership formalities;

         (d) Shall not commingle Partnership assets with those of any Affiliate;

         (e) Shall conduct the Partnership's own business and the Partnership's own name;

         (f) Shall maintain financial statements separate from any Affiliate;

         (g) Shall pay any liabilities out of Partnership funds, including salaries of any employees, and such liability shall not be paid out of the funds of any Affiliate;

         (h) Shall maintain an arm's length relationship with any Affiliate;

         (i) Shall not guaranty or become obligated for the debts of any other entity, including any Affiliate, or hold out the Partnership's credit as being available to satisfy the obligations of others;

         (j) Shall use stationery, invoices and checks separate from any Affiliate;

         (k) Shall not pledge Partnership's assets for the benefit of any other entity, including any Affiliate; and

         (l) Shall hold the Partnership out as an entity separate from any Affiliate.

         Section 15.11 Pledge of Interests as Security for Canpartners Loan. Notwithstanding any provision to the contrary set forth in this Agreement, a Partner (either general or limited) may pledge or hypothecate its Partnership Units and its interests in the Partnership (collectively, "Interests") in connection with and as security for that certain loan in the original principal amount of $10,000,000 to be made by Canpartners Realty Holding Company IV, LLC ("Canpartners") to the Partnership (the "Canpartners Loan"). None of the restrictions on transfer, requirements for notice or consent, or other prerequisites relating to the transfer of Interests as set forth in this Agreement shall apply to a pledge of Interests in connection with the Canpartners Loan. Such pledge shall be valid and enforceable in accordance with the terms of any pledge agreement entered into by the pledging Partner in favor of Canpartners (the "Pledge Agreement") without regard to any provision of this Agreement. Furthermore, in the event that such a pledge is effectuated and Canpartners forecloses on or otherwise takes ownership of the pledged Interests, Canpartners shall, at its election and subject only to the terms of the Pledge Agreement, assume the position of the pledging Partner in the Partnership without any Partner consent and without regard to the requirements of the Partnership Agreement relating to the transfer of Interests or the admission of a new Partner or a new Administrative General Partner or General Partner. Upon Canpartners' assumption of ownership of the pledged Interests, Canpartners may act and operate as an original Partner of the Partnership and shall have all rights, benefits, powers, and obligations of that Partner under the Partnership Agreement.

         Notwithstanding the foregoing provisions of this Section 15.10, and as further provided in Section 4.4, Canpartners shall not be entitled (pursuant to the provisions of Article IV or otherwise) to require that Capital Contributions be made by any Partner to the Partnership.



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

                                   ARTICLE XVI

                               BUY-SELL PROVISIONS

Section 16.1

         (a) At any time from and after one (1) year from the date of completion of the Project (deemed to be the date upon which certificates of completion in accordance with the construction plans from the architect, engineer and general contractor with two sets of as-builts, final affidavits of the foregoing certifying payment of all amounts owed, a title endorsement without lien exceptions, and evidence of compliance with all governmental requirements including a certificate of occupancy are received) in the event the General Partners cannot agree upon the terms of a sale of the Property, or in the event of an unresolvable dispute as to a material matter, and a period of sixty (60) days has elapsed during which the General Partners have attempted to agree upon a price or settle their dispute, either Brennand (as to its entire Partnership interest) or BT, BEFI and EST (as to their aggregate Partnership interests) (the "Electing Partner") may offer by written notice (the "Original Notice") to the other Partner (the "Determining Partner") to either buy from or sell to the Determining Partner all, but not less than all, of its (their) interest in the Partnership. The Original Notice shall state the Electing Partner's desire to effect the sale of its (their) entire interest in the Partnership or the purchase of the Determining Partner's entire interest in the Partnership for an amount equal to the Purchase Price (as hereinafter defined). The Original Notice shall clearly reflect the computation of Purchase Price resulting from the deemed distribution of sales proceeds under Section 6.3, including the fair market value of the Property. The "Purchase Price" shall be an amount equal to the amount which would be received by the Partner required to sell (the "Selling Partner") if all of the Partnership assets had been sold for an amount equal to their fair market value as determined by the Electing Partner and the proceeds thereof had been applied and distributed in accordance with Section 6.3. Notwithstanding the preceding, in no event shall the Purchase Price to the Selling Partner be an amount less than the sum of (a) the Preferred Partnership Capital, (b) the Additional Preferred Capital, (c) the Additional Preferred Capital Preferred Return and Additional Preferred Capital Preferred Return Arrearage, and (d) the Cumulative Preferred Return of the Selling Partner.

         (b) Within sixty (60) days after the receipt of the Original Notice, the Determining Partner shall give a notice ("Notice of Election") to the Electing Partner of its decision (i) to sell its Units or (ii) to purchase the Units of the Electing Partner for the Purchase Price. If the Determining Partner shall not deliver a Notice of Election within such sixty (60) day period, then the Determining Partner shall be deemed to have elected and agreed to sell its Units for the Purchase Price and the Electing Partner shall be obligated to purchase the Units as set forth below. In addition to its elections under (i) and (ii) hereinabove, the Determining Partner may also elect to place the Project for sale on the open market at a price set by the Determining Partner but not less than that price which would return to the Electing Partner its requested price for its Partnership Interest. If the Project is so marketed, it shall be held for sale for at least six (6) months from the date listed until the date a bona fide third party purchase contract is executed. If no such bona fide purchase offer is received at the listed price, the Determining Partner must elect either to sell or buy the Electing Partner's Partnership Interest on the terms set forth above as contained in the Original Notice.

         (c) Upon the giving of the Notice of Election, the Determining Partner shall be obligated to purchase from the Electing Partner the Partnership Interest of the Electing Partner or to sell its Partnership Interest to the Electing Partner, as the case may be, and the Electing Partner shall be obligated to sell its Partnership Interest to the Determining Partner or to purchase from the Determining Partner the Partnership Interest of the Determining Partners as the case may be, for the Purchase Price on the closing date. The Partner thus purchasing another Partner's Partnership Interest shall hereinafter be referred to as the "Purchasing Partner".

         (d) The date and place of such sale and purchase shall be designated in the Notice of Election or, if no Notice of Election shall have been timely given, in a writing given by the Electing Partner; provided, however, that the closing date shall not be more than sixty (60) days after the Notice of Election or such writing by the Electing Partner, as the case may be, shall have been given. On such designated date of acquisition, the Purchasing Partner shall acquire the Selling Partner's Partnership Interest by payment of the Purchase Price for the Partnership Interest, either in cash or at the election of the Purchasing Partner upon payment of 20% of the Purchase Price in cash, with the balance due and payable for a period of five (5) years in annual amortized installments, due one, two, three, four and five years after the closing, including interest at nine percent (9%) per annum. The provisions of Section 10.2(a)(vii)(y) shall apply to the deferred purchase price.

         (e) If either Partner defaults in its obligation to purchase for the Purchase Price and otherwise upon the terms and conditions set forth hereinabove, the nondefaulting Partner shall have the right to (i) purchase the Partnership Interest of the defaulting Partner for a Purchase Price equal to eighty percent (80 %) of the purchase price which would be applicable had the non-defaulting Partner elected to purchase the Partnership Interest of the defaulting Partner and (ii) exercise any and all rights and remedies available at law or in equity including without limitation, the right to sue and obtain a personal judgment against the defaulting Partner.

         (f) The General Partner within the Purchasing Partner will become responsible for all of the debts of the Partnership incurred before or after such purchase and will indemnify and hold harmless the Selling Partner with respect to such debts and all claims, causes of action and damages arising with respect thereto.

         (g) Notwithstanding anything to the contrary contained in this Section 16, the provisions of such Section may not be triggered or otherwise utilized by BT, BEFI or EST until such time as the 78 acres of Phase II Land are released from all mortgages and no longer constitute collateral for any financing of the Project.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the day and year first above written.



GENERAL PARTNERS:                         LIMITED PARTNERS:

BEF, INC.  a Tennessee corporation        BT PARTNERSHIP, a Tennessee general
                                          partnership

                                          By:      BE, INC., Managing Partner
By: _______________________________
                                                   By: ________________________


BRENNAND-PAIGE INDUSTRIES, INC.,  a       EST ORLANDO, LTD., a Florida limited
Delaware corporation                      partnership


By: _______________________________       By: _________________________________



Page _____ of Amended and Restated Agreement of Limited Partnership of BT Orlando Limited Partnership dated as of the____ day of August, 2001.









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

                                    EXHIBIT A
                                        Preferred Partnership Capital
                                        -----------------------------

BEF, Inc.                               $224,241 Cash

Brennand-Paige Industries, Inc.         $2,424,300 Cash
                                        $15,246,000 Property (described on Exhibit A-1)
                                        contributed to capital under Section 4.2)

BT Partnership                          $9,256,691 Cash

EST Orlando, Ltd.                       $5,094,768 Cash

                                        Cumulative Preferred Return (as of July 31, 2001)
                                        -------------------------------------------------

BEF, Inc.                               $23,492 (NOTE:  9% on capital from inception to closing of Initial
                                        Financing; Bank of America prime on capital from Initial Financing to date of this Agreement)

Brennand-Paige Industries, Inc.         $1,425,412 (NOTE:  50% of 9% preferred return on Land; full 9% on cash)

BT Partnership                          $969,761(NOTE:  9% on capital from inception to closing of Initial
                                        Financing; Bank of America prime on capital from Initial Financing to date of this Agreement)

EST Orlando, Ltd.                       $533,744 (NOTE:  9% on capital from inception to closing of Initial
                                        Financing; Bank of America prime on capital from Initial Financing to date of this Agreement)




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